BRINKER INTERNATIONAL
                              LOGO



                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917
                                                   September  22, 2000

Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 9, 2000, at the Cinemark 17 Theater, located at 11819 Webb Chapel Road, Dallas, Texas. The meeting is being held for the following purposes:

          (A) to elect eleven directors of the Company to serve until the next annual meeting of shareholders; and

          (B)   to transact such other business as  may
          properly come before the meeting or any adjournment thereof.

      Our agenda for the meeting will also include a strategic overview of the Company.

      It is important that your shares be represented at the meeting, whether or not you attend personally. I urge you to sign, date and return the enclosed proxy, or vote via telephone as set forth in the proxy, at your earliest convenience.

                                        Very truly yours,



                                        Norman E. Brinker
                                        Chairman of the Board





                    BRINKER INTERNATIONAL, INC.
                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917



              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    To Be Held November 9, 2000



To our Shareholders:

       NOTICE  IS  HEREBY  GIVEN  that  the  annual  meeting   of
shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), will be held at the Cinemark 17
Theater, located at 11819 Webb Chapel Road, Dallas, Texas, on Thursday, November 9, 2000, at 10:00 a.m., local time, for the following purposes:

          (A) to elect eleven directors of the Company to serve until the next annual meeting of shareholders; and

          (B)   to transact such other business as  may
          properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on September 11, 2000, are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

      It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote your proxy by telephone) so that your stock will be represented. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope (or follow the instructions set forth on the enclosed proxy to vote your proxy by telephone).

                              By Order of the Board of Directors,



                              Roger F. Thomson
                              Secretary

Dallas, Texas
September 22, 2000



                    BRINKER INTERNATIONAL, INC.
                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917

                         ==============

                        PROXY STATEMENT
                              For
                 ANNUAL MEETING OF SHAREHOLDERS

                  To Be Held November 9, 2000

                         ==============

      This Proxy Statement is first being mailed on or about September 22, 2000, to shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on November 9, 2000. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting, and not revoked, or if voted by telephone in accordance with the instructions set forth in the enclosed proxy, and not revoked. The proxy may be revoked at any time before it is voted by giving written notice or a subsequently dated proxy (either by mail or by telephone), to the Secretary of the Company, or voting in person.

                   OUTSTANDING CAPITAL STOCK

      The record date for shareholders entitled to vote at the annual meeting is September 11, 2000 (the "Record Date"). At the close of business on the Record Date, the Company had 66,056,817 shares of Common Stock, $0.10 par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

               ACTION TO BE TAKEN AT THE MEETING

      The annual meeting is being held to elect eleven directors of the Company to serve until the next annual meeting of shareholders. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                       QUORUM AND VOTING

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the
Record Date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. However, only the number of shares voted in person or by proxy and abstentions are counted for purposes of determining the presence or absence of a quorum for a specific proposal. A majority of the number of shares voted in person or by proxy and abstentions must vote in favor of a proposal in order for it to be approved. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the Record Date.

                     PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as to all persons known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock of the Company:

                                        Beneficial Ownership
Name and Address                 Number of Shares        Percent

FMR Corp.                          5,143,495 (1)          7.79%
82 Devonshire Street
Boston, Massachusetts  02109

Capital Research and Management    4,450,000 (2)          6.74%
  Company
333 South Hope Street
Los Angeles, California 90071




      (1) Based on information contained in Schedule 13G dated as of March 31, 2000.

      (2) Based on information contained in Schedule 13G dated as of December 31, 1999.



                SECURITY OWNERSHIP OF MANAGEMENT
                   AND ELECTION OF DIRECTORS

      Eleven directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. All nominees have expressed their intention to serve the entire term for which election is sought. The following table sets forth certain information concerning security ownership of management and nominees for election as directors of the Company:

                   Number of Shares              Number Attributable to
                     of Common Stock               Options Exercisable
                  Beneficially Owned               Within 60  Days  of     Percent
Name              as of September 11, 2000 (1)(2)  September 11, 2000       of Class
Norman E. Brinker     1,346,112 (3)                        909,370            2.01%
Ronald A. McDougall     890,397                            819,400            1.33%
Douglas H. Brooks       503,454                            378,875              *
Todd E. Diener           96,660                             66,411              *
Russell G. Owens        215,619                            171,175              *
Roger F. Thomson         43,812                             25,000              *
Donald J. Carty          18,584                              7,818              *
Dan W. Cook, III          7,997                              7,997              *
Marvin J. Girouard        1,149                                  0              *
Frederick S. Humphries   25,283                             25,000              *
Ronald Kirk               6,291                              5,525              *
Jeffrey A. Marcus        10,000                                  0              *
James E. Oesterreicher   15,649                             14,000              *
Roger T. Staubach        40,031                             27,999              *

All executive officers
  and directors as a
  group (18 persons)   3,761,061  (3)                    2,769,445            5.46%

    *    Less than one percent

     (1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

     (2) Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 11, 2000, under the Company's 1983 Incentive Stock
     Option  Plan,  1992 Incentive Stock Option Plan  and  1991  Stock
     Option Plan for Non-Employee Directors and Consultants, as applicable.

    (3) Includes 20,250 shares of Common Stock held of record by a family trust of which Mr. Brinker is trustee.

      The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders. Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be encouraged to own will be determined by such officer's position within the Company as well as annual compensation. The Company has established a program with a third-party lender pursuant to which the senior officers will be able to obtain financing for purposes of attaining the stock ownership levels referred to above. Any loans obtained by such senior officers to finance such stock acquisitions are facilitated by the Company pursuant to an agreement in which the senior officer pledges the underlying stock and future incentive payments which may be receivable from the Company as security for the loan.


                DIRECTORS AND EXECUTIVE OFFICERS

Directors

      A brief description of each person nominated to become a director of the Company is provided below. All nominees are
currently  serving  as  directors of the Company.   Each  of  the
current directors was elected at the last annual meeting of the Company's shareholders held on November 4, 1999.

      Norman E. Brinker, 69, has served as Chairman of the Board of Directors since 1983. He was also Chief Executive Officer of the Company from September 1983 to June 1995, with the exception of a brief period during which he was incapacitated due to an injury. Mr. Brinker is a member of the Executive and Nominating Committees of the Company. He was the founder of S&A Restaurant Corp. in 1966, and served as its Chairman of the Board of Directors and Chief Executive Officer from 1977 through 1983. From 1982 through 1983, Mr. Brinker served as Chairman of the Board of Directors and Chief Executive Officer of Burger King Corporation, while simultaneously occupying the position of President of The Pillsbury Company Restaurant Group. Mr. Brinker currently serves as a member of the Board of Directors of Haggar Clothing Company and Petsmart, Inc.

     Ronald A. McDougall, 58, was elected Vice Chairman and Chief Executive Officer in January 1999, having formerly held the office of President and Chief Executive Officer of the Company since June 1995 and President and Chief Operating Officer from 1986 to 1995. Mr. McDougall joined the Company in 1983 and served as Executive Vice President - Marketing and Strategic Development until his promotion to President. Prior to joining the Company, Mr. McDougall held senior management positions at Proctor and Gamble, Sara Lee, The Pillsbury Company and S&A Restaurant Corp. Mr. McDougall has served as a member of the Board of Directors of the Company since 1983 and is a member of the Executive and Nominating Committees of the Company. Mr. McDougall also serves on the Board of Trustees of the Cooper Institute for Aerobics Research.

      Douglas H. Brooks, 48, became President and Chief Operating Officer of the Company in January 1999. Previously, Mr. Brooks served as Chili's Grill & Bar ("Chili's") President from June 1994 to May 1998 and Executive Vice President and Chief Operating Officer from May 1998 until January 1999. Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year. He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President - Central Region Operations in 1987, and Senior Vice President - Chili's Operations in 1992. He held this position until becoming President of Chili's in 1994. Mr. Brooks serves on the Board of Directors of Limbs for Life and Circle Ten Council - Boy Scouts of America and is a member of the Professional Advisory Board for St. Jude Children's Research Hospital.

     Donald J. Carty, 54, was named Chairman, President and Chief Executive Officer of AMR Corp. and American Airlines, Inc. in May 1998, after serving as President from March 1995 until May 1998. From 1989 to 1995, he served American Airlines, Inc. and AMR Corp. as Executive Vice President - Finance and Planning. He joined American in 1978 and held numerous finance and planning positions, with the exception of a two-year hiatus as President and Chief Executive Officer of CP Air in Canada. He serves on the Board of Directors of Dell Computer Corporation and is a member of the Dallas Citizens Council and the Southern Methodist University Board of Trustees. Mr. Carty has served on the Board of Directors since June 1998 and is a member of the Executive Committee of the Company.

     Dan W. Cook, III, 65, is a Senior Director of Goldman Sachs, an investment banking firm. Mr. Cook joined Goldman Sachs Group in 1961 and was a general partner when he retired in 1992. Mr. Cook is a member of the Executive and Compensation Committees of the Company and has served as a member of the Board of Directors since October 1997. Mr. Cook also serves on the Board of Directors for Centex Corporation and GreatLodge.com. Mr. Cook is a member of the Board of Trustees of Southern Methodist University as well as Vice-Chair of the Edwin L. Cox School of Business Executive Board.

     Marvin J. Girouard, 61, is the Chairman, President and Chief Executive Officer of Pier 1 Imports, Inc., having been elected to the position of Chairman in February 1999, President in August 1988 and Chief Executive Officer in June 1998. Mr. Girouard previously served as Chief Operating Officer from 1988 to 1998. Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988. He serves as a Director for Tandy Brands Accessories, Inc. and is a member of the Executive Committee for the United States Committee for UNICEF - The United Nations Children's Emergency Fund. Mr. Girouard has served as a member of the Board of Directors since September 1998 and is a member of the Audit, Compensation and Executive Committees of the Company.

      Frederick S. Humphries, 64, is the President of Florida A&M University in Tallahassee, Florida, having held this position since 1985. Prior to joining Florida A&M University, Dr. Humphries was President of Tennessee State University in Nashville for over 10 years. Dr. Humphries serves as a member of the USDA Task Force of 1890 Land-Grant Institutions in addition to being involved in various civic and community activities. Dr. Humphries has served on the Board of Directors of the Company since May 1994 and is a member of the Audit Committee of the Company. He is also a member of the Board of Directors of WalMart, Inc.

      Ronald Kirk, 46, is currently Mayor of the City of Dallas and a partner in the law firm of Gardere & Wynne, L.L.P. He was elected Mayor in 1995, and previously served as Secretary of State of the State of Texas from 1994 to 1995. Mr. Kirk was engaged in the private practice of law from 1989 to 1994, served as an Assistant City Attorney for Dallas from 1983 to 1989 and as a legislative aide to U.S. Senator Lloyd Bentsen from 1983 to 1989. Mayor Kirk is an honors graduate of Austin College and earned his law degree from The University of Texas. Mayor Kirk has served on the Board of Directors since January 1997 and is a member of the Nominating Committee of the Company.

      Jeffrey A. Marcus, 53, is the Chairman and Chief Executive Officer of eVentures Group, Inc., an internet communications holding company, a position he has held since April 2000. He previously served as a Partner of Marcus & Partners, a private equity investment firm, from March 1999 until April 2000 and President and Chief Executive Officer of AMFM, Inc. (formerly Chancellor Media Corporation), from May 1998 until March 1999. Previously, Mr. Marcus was Chairman, President and Chief Executive Officer of Marcus Cable Company, a company he formed in 1990 after spending more than 20 years in the cable television industry. Mr. Marcus is active in several civic and charitable organizations. Mr. Marcus has served on the Board of Directors since January 1997 and is a member of the Executive and Nominating Committees of the Company.

      James E. Oesterreicher, 59, is the Retired Chairman of the Board of J.C. Penney Company, Inc., having served as Chairman of the Board and Chief Executive Officer from January 1997 until September 2000 and Vice Chairman and Chief Executive Officer from January 1995 until January 1997. Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher has been with the J.C. Penney Company since 1964 where he started as a management trainee. He serves as a Director for various entities, including The Dial Corporation, TXU Corp., Texas Health Resources, National Retail Federation, Circle Ten Council - Boy Scouts of America, March of Dimes Birth Defects Foundation, and The Conference Board. Mr. Oesterreicher has served as a member of the Board of Directors of the Company since May 1994 and is a member of the Audit, Compensation and Nominating Committees of the Company.

      Roger T. Staubach, 58, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a national real estate company specializing in tenant representation, since 1982. Mr. Staubach is a 1965 graduate of the U.S. Naval Academy and served four years in the Navy as an officer. In 1968, he joined the Dallas Cowboys professional football team as quarterback and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of American AAdvantage Funds and is active in numerous civic, charity and professional organizations. He has served as a member of the Board of Directors of the Company since 1993 and is a member of the Nominating Committee of the Company.

Executive Officers

      The following persons are executive officers of the Company who are not nominated to serve on the Company's Board of
Directors:

      Kenneth D. Dennis, 47, has been Mexican Concepts (Cozymel's Coastal Mexican Grill ("Cozymel's") and On The Border Mexican Grill & Cantina) President since October 1999, having previously served as Cozymel's President since September 1997, and Senior Vice President and Chief Operating Officer of Cozymel's since February 1997. Mr. Dennis joined the Company as a Manager in 1976 and was named General Manager in 1978, Director of Internal Systems in 1979, and Director of Marketing in 1983. Mr. Dennis was promoted to Vice President of Marketing in 1986 and to Senior Vice President of Marketing in 1993, a position he held until February 1997.

      Todd E. Diener, 43, was elected Chili's Grill & Bar President in May 1998, having previously served as Chili's Senior Vice President and Chief Operating Officer since July 1996. Mr. Diener joined the Company as a Chili's Manager Trainee in 1981 and was promoted to General Manager in 1983, Area Director in 1985, and Regional Director in 1987. Mr. Diener became Regional Vice President in 1989, a position he held until July 1996.

      John C. Miller, 45, has served as Romano's Macaroni Grill President since April 1997. Mr. Miller joined the Company as Vice President-Special Concepts in 1987. In 1988, he was elected Vice President - Joint Venture/Franchise and served in this capacity until 1993 when he was promoted to Senior Vice President
- New Concept Development. Mr. Miller was named Senior Vice President - Mexican Concepts in September 1994 and was subsequently elected Senior Vice President and Mexican Concepts President in October 1995, a position he held until April 1997. Prior to joining the Company, Mr. Miller worked in various capacities with the Taco Bueno Division of Unigate Restaurants.

     Russell G. Owens, 41, has served as Executive Vice President and Chief Financial and Strategic Officer since September 1997. Mr. Owens joined the Company in 1983 as Controller. He was elected Vice President of Planning in 1986 and Vice President of Operations Analysis in 1991. Mr. Owens was promoted to Senior Vice President of Operations Analysis in 1993 and was named Senior Vice President of Strategic Development - Italian Concepts in 1996, a position he held until being elected Chief Strategic Officer in June 1997. Prior to joining the Company, Mr. Owens worked for the public accounting firm, Deloitte & Touche.

       Roger F. Thomson, 51, has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since June 1996. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and
Secretary in 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995. From 1988 until 1993, Mr. Thomson served as Senior Vice President, General Counsel and Secretary for Burger King Corporation. Prior to 1988, Mr. Thomson spent ten years at S & A Restaurant Corp. where he was Executive Vice President, General Counsel and Secretary.

      Mark F. Tormey, 47, has served as Maggiano's Little Italy President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Maggiano's Little Italy in 1995. Prior to joining the Company, Mr. Tormey worked for Lettuce Entertain You Enterprises, Inc. since 1979. In 1991, Mr. Tormey opened the first Maggiano's Little Italy restaurant and worked with the Maggiano's Little Italy group at Lettuce Entertain You Enterprises, Inc. until its acquisition by the Company in 1995.

      David Wolfgram, 42, has served as Corner Bakery Cafe ("Corner Bakery") President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Corner Bakery in August 1995. Mr. Wolfgram joined Lettuce Entertain You Enterprises, Inc. in 1980 and served as Vice
President and Managing Partner with Lettuce Entertain You Enterprises, Inc. from 1989 until Corner Bakery was acquired by the Company in August 1995.

Classes of Directors

      For purposes of determining whether non-employee directors will be nominated for reelection to the Board of Directors, the non-employee directors have been divided into four classes. Each non-employee director will continue to be subject to reelection by the shareholders of the Company each year. However, after a non-employee director has served on the Board of Directors for four years, such director shall be deemed to have been advised by the Nominating Committee that he or she will not stand for reelection at the subsequent annual meeting of shareholders and shall be considered a "Retiring Director." Notwithstanding this policy, the Nominating Committee may determine that it is appropriate to renominate any or all of the Retiring Directors after first considering the appropriateness of nominating new candidates for election to the Board of Directors. Mr. J.M. Haggar, Jr. is a Retiring Director and is leaving the Board of Directors after fifteen years of service. The four classes of non-employee directors are as follows: Messrs. Girouard,
Humphries  and  Oesterreicher  comprise  Class  1  and  will   be
considered Retiring Directors as of the annual meeting of shareholders following the end of the 2002 fiscal year. There are no members of Class 2. Messrs. Kirk and Marcus comprise Class 3 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2004 fiscal year. Messrs. Carty, Cook and Staubach comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2001 fiscal year.

Committees of the Board of Directors

      The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee. The Executive Committee (currently comprised of Messrs. Brinker, McDougall, Carty, Cook, Girouard, and Marcus) met one time during the fiscal year. The Executive Committee reviews material matters during the intervals between Board meetings, provides advice and counsel to Company management during such intervals, and has the authority to act for the Board on most matters during the intervals between Board meetings. In addition, the Executive Committee is also charged with assuring that the Company has a satisfactory succession management plan for all key management positions.

      All of the members of the Audit and Compensation Committees are directors independent of management who are not and never have been officers or employees of the Company. The Audit Committee is currently comprised of Messrs. Girouard, Haggar, Humphries, and Oesterreicher, and it met five times during the fiscal year. Included among the functions performed by the Audit Committee are: the review with independent auditors of the audit strategy, plan and scope and the results of the annual audit conducted by such independent auditors, consideration and recommendation to the Board of the selection of the independent auditors for the next fiscal year, the review with management and the independent auditors of the annual financial statements of the Company, and the review of the scope and adequacy of internal audit activities.

       The Compensation Committee is currently comprised of Messrs. Cook, Girouard, Haggar and Oesterreicher, and it met three times during the fiscal year. Functions performed by the Compensation Committee include: reviewing the performance of the Chief Executive Officer, approving key executive promotions, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, approval of the total number of available shares to be used each year in stock-based plans, and approval of the adoption and amendment of significant compensation plans. The specific nature of the Committee's responsibilities as they relate to executive officers is set forth below under "Report of the Compensation Committee."

     The purposes of the Nominating Committee are to recommend to the Board of Directors potential members to be added as new or replacement members to the Board of Directors, to review the compensation paid to non-management Board members, and to recommend corporate governance guidelines to the full Board of Directors. The Nominating Committee will consider a shareholder-recommended nomination for director to be voted upon at the 2001 annual meeting of shareholders provided that the recommendation must be in writing, set forth the name and address of the nominee, contain the consent of the nominee to serve, and be submitted on or before May 25, 2001. The Nominating Committee is composed of Messrs. Brinker, McDougall, Kirk, Marcus, Oesterreicher, and Staubach and it met two times during the fiscal year.

      During the fiscal year ended June 28, 2000, the Board of Directors held four meetings; each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he served.

Directors' Compensation

      Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended. The Company also reimburses directors for costs incurred by them in attending meetings of the Board.

      Directors who are not employees of the Company receive grants of stock options or restricted stock under the Company's 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants. A new director who is not an employee of the Company will receive as compensation (a) 20,000 stock options at the beginning of such director's term, and (b) an annual payment of $36,000, at least 25% of which must be taken in the form of stock options or restricted stock. If a director is appointed to the Board of Directors at any time other than at an annual meeting of shareholders, the director will receive a prorated portion of the annual cash compensation for the period from the date of election or appointment to the Board of Directors until the meeting of the Board of Directors held contemporaneous with the next annual meeting of shareholders. If a director elects to receive cash, the first payment will be made at the Board of Directors' meeting held contemporaneous with the next annual meeting of shareholders. The stock options and restricted stock will be granted as of the sixtieth day following such meeting (or if the sixtieth day is not a business day, on the first business day thereafter) at the fair market value of the underlying Common Stock on the date of grant. One-third of the stock options will vest on each of the second, third and fourth anniversaries of the date of grant. All of the restricted stock will vest on the fourth anniversary of the date of grant. If a director is a Retiring Director who is being nominated for an additional term on the Board of Directors, each such renominated director will receive an additional grant of 10,000 stock options at the beginning of such director's new term.

                     EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000 in fiscal 2000.

                    Summary Compensation Table

                                                                   Long-Term Compensation
                                                               Awards            Payouts
                                                      Restricted    Securities  Long-Term
                               Annual Compensation     Stock        Underlying  Incentive     All Other
Name and Principal      Year    Salary     Bonus      Awards (1)     Options     Payouts    Compensation (2)
 Position

Ronald A. McDougall
 Vice Chairman and     2000   $ 978,462  $1,357,616   $973,204       120,000     $174,187     $ 29,112
 Chief Executive       1999   $ 929,154  $1,080,142   $  0           200,000     $106,100     $ 20,652
 Officer               1998   $ 861,442  $1,033,731   $  0           200,000     $ 76,633     $ 30,397

Douglas H. Brooks
 President and         2000   $ 624,231  $  866,121   $605,398        75,000     $110,050     $ 19,803
 Chief Operating       1999   $ 541,154  $  555,515   $  0           125,000     $ 69,505     $ 17,491
 Officer               1998   $ 387,308  $  255,623   $  0            60,000     $ 45,980     $ 16,595

Russell G. Owens
 Executive Vice        2000   $ 398,462  $  368,578   $435,337        50,000     $ 66,504     $ 16,124
 President and Chief   1999   $ 350,000  $  271,251   $  0            75,000     $ 62,898     $ 14,220
 Financial and         1998   $ 286,577  $  229,262   $  0            50,000     $ 37,473     $ 13,319
 Strategic Officer

Roger F. Thomson
 Executive Vice        2000   $ 374,231  $  346,164   $320,804        31,000     $ 45,914     $ 33,886
 President, Chief      1999   $ 349,885  $  271,161   $  0            50,000     $ 79,575     $ 13,909
 Administrative        1998   $ 334,692  $  267,754   $  0            50,000     $ 57,475     $ 16,501
 Officer, General
 Counsel and Secretary

Todd E. Diener
 Chili's Grill &       2000   $ 355,962  $  293,354   $200,731        25,000     $107,346     $ 57,531
 Bar President         1999   $ 330,673  $  259,929   $  0            60,000     $  0         $ 16,840
                       1998   $ 231,385  $  160,917   $  0            20,000     $  0         $ 11,179

(1) Restricted stock was granted to the named officers on August 13, 1999 and November 4, 1999 and such restricted stock is valued at the closing price of the Company Common Stock on the grant dates. Mr. McDougall was awarded 39,700 shares of restricted stock during the last fiscal year, 6,210 shares of which vested on August 13, 2000, 3,105 shares of which will vest on August 13, 2001, 15,193 shares of which will vest on November 4, 2001, and 15,192 shares of which will vest on November 4, 2002. Mr. Brooks was awarded 24,700 shares of restricted stock during the last fiscal year, 3,806 shares of which vested on August 13, 2000, 1,903 shares of which will vest on August 13, 2001, 9,496 shares of which will vest on November 4, 2001, and 9,495 shares of which will vest on November 4, 2002. Mr. Owens was awarded 17,754 shares  of  restricted  stock during the last  fiscal  year,  3,105 shares of which vested on August 13, 2000, 1,552 shares of which will vest on August 13, 2001, 6,549 shares of which will vest on November 4, 2001, and 6,548 shares of which will vest on November 4, 2002. Mr. Thomson was awarded 13,013 shares of restricted stock during the last fiscal year, 3,105 shares of which vested on August 13, 2000, 1,552 shares of which will vest on August 13, 2001, 4,178 shares of which will vest on November 4, 2001, and 4,178 shares of which will vest on November 4, 2002. Mr. Diener was awarded 8,180 shares of restricted stock during the last fiscal year, 1,402 shares of which vested on August 13, 2000, 701 shares of which will vest on August 13, 2001, 3,039 shares of which will vest on November 4, 2001, and 3,038 shares of which will vest on November 4, 2002. The aggregate value of the restricted stock owned by each of the named executive officers at the end of the last fiscal year (at $29.5625 per share) was $1,173,631 for Mr. McDougall, $730,194 for Mr. Brooks, $524,321
for Mr. Owens, $384,697 for Mr. Thomson and $241,821 for Mr. Diener. If dividends are paid by the Company on its Common Stock, the owners of restricted stock will be entitled to receive dividends on shares of restricted stock owned by them. For those named officers who have compensation in excess of $1,000,000 in any year in which shares of restricted stock are granted, the vesting of such restricted stock shall occur on the designated vesting dates only if performance objections are allocated.

(2) All other compensation represents Company match on deferred compensation and various fringe benefits including car allowance and reimbursement of tax preparation, financial planning, health club expenses and, in the case of Mr. Diener for fiscal 2000, reimbursement of relocation expenses.



Option Grants During 2000 Fiscal Year

      The following table contains certain information concerning the grant of stock options pursuant to the Company's Stock Option and Incentive Plan to the executive officers named in the above compensation table during the Company's last fiscal year.

                               % of Total                                   Realizable Value of
                                 Options                                  Assumed Annual Rates of
                               Granted to                                 Stock Price Appreciation
                    Options   Employees in   Exercise or   Expiration       for Option Term (1)
Name                Granted    Fiscal Year    Base Price     Date               5%            10%

Ronald A. McDougall 120,000       7.19%        $24.1875     11/04/09       $1,825,368     $4,625,832
Douglas H. Brooks    75,000       4.49%        $24.1875     11/04/09       $1,140,855     $2,891,145
Russell G. Owens     50,000       2.99%        $24.1875     11/04/09       $  760,570     $1,927,430
Roger F. Thomson     31,000       1.86%        $24.1875     11/04/09       $  471,553     $1,195,007
Todd E. Diener       25,000       1.50%        $24.1875     11/04/09       $  380,285     $  963,715


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.


Stock Option Exercises and Fiscal Year End Value Table

      The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year end. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing options and the $29.5625 fiscal year end price of the Company's Common Stock.

                                                Number of Unexercised          Value of Unexercised
                        Shares                       Options at              In-the-Money Options at
                       Acquired      Value         Fiscal Year End                Fiscal Year End
Name                  On Exercise   Realized   Exercisable   Unexercisable  Exercisable  Unexercisable

Ronald A. McDougall    335,000     $6,407,263    777,500         545,000     $9,324,611   $4,834,063
Douglas H. Brooks       50,625     $1,085,957    348,875         260,000     $5,206,085   $1,718,438
Russell G. Owens        20,000     $  322,225    155,708         180,000     $2,301,523   $1,365,625
Roger F. Thomson       247,500     $2,467,829          0         136,000     $        0   $1,193,188
Todd E. Diener          18,202     $  194,988     56,411          95,000     $  841,700   $  458,750


              REPORT OF THE COMPENSATION COMMITTEE

Compensation Philosophy

      The executive compensation program is designed as a tool to reinforce the Company's strategic principles - to be a premiere and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles have guided the development of the executive compensation program:

    Provide  competitive levels of compensation  to  attract  and retain the best qualified executive talent. The Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

    Embrace   a   pay-for-performance   philosophy   by   placing
     significant amounts of compensation "at risk" - that is, compensation payouts to executives will vary according to the overall performance of the Company.

    Directly   link   executives'   interests   with   those   of
     shareholders   by  providing  opportunities  for   long-term
     incentive compensation based on changes in shareholder value.

       The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives, stock options and shares of restricted stock.

Base Salaries

       Executives' base salaries and total compensation are targeted to be competitive between the 75th and 90th percentiles of the market for positions of similar responsibility and scope to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company. Positioning executives' base salaries at these levels is necessary for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth. The Company defines the relevant labor market for such executive talent through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries. Individual base salary levels are determined by considering market data for each officer's position, level of responsibility, performance, and experience. The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

Annual Incentives

      The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, participate. The program is designed to reflect employees' contribution to the growth of the Company's Common Stock value by increasing the earnings of the Company. The plan reinforces a strong teamwork ethic by making the basis for payouts to non-restaurant concept executives the same as for all other non-restaurant concept corporate employees and by making the basis for payouts to executives of one of the Company's restaurant concepts the same as for all other members of such restaurant concept's corporate team.

      At the beginning of a fiscal year, each executive is assigned an Individual Participation Percentage ("IPP") of the base salary for such executive that targets overall total cash compensation for executives between the 75th and 90th percentiles of the market. The IPPs reflect the Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) Savings Plan and Savings Plan II

      The Company's 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II") are designed to provide the Company's employees with a tax-deferred long-term savings vehicle. The Company provides a matching contribution equal to twenty-five percent of a salaried participant's contribution, up to a maximum of five percent of such participant's base compensation.

      Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. The Company's matching contribution for all Plan I participants is made in Company Common Stock. All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service. A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

      Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account. They also elect the percentage of their deferral account to be allocated among various investment options. The Company's matching contribution for all non-officer Plan II participants is made in Company Common Stock, with corporate officers receiving a Company match in cash. Participants in Plan II are considered a select group of management and highly compensated employees according to the Department of Labor. A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

Long-Term Incentives

     All salaried employees of the Company, including executives, are eligible for annual grants of tax-qualified and non-qualified stock options. By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's Common Stock, executives' interests are closely aligned with shareholders' long-term interests. In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

     Stock options are rights to purchase shares of the Company's Common Stock at the fair market value of the underlying Common Stock as of the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of the Company's Common Stock increases. Fifty percent of a stock option grant becomes exercisable two years after the grant date; the remaining fifty percent of a grant becomes exercisable three years after the grant date.

      The number of stock options granted to an executive is determined by the Compensation Committee and is based on grant guidelines set by the Compensation Committee that reflect market data and the officer's position within the Company. Commencing with the 2000 fiscal year, annual grants of stock options to officers of the Company were reduced and such officers began to receive annual grants of restricted stock. Fifty percent of the restricted stock becomes vested two years after the grant date; the remaining fifty percent becomes vested three years after the grant date.

      Pursuant to the Executive Long-Term Incentive Plan, the value of each officer's long-term compensation package, previously payable in cash, was reallocated among restricted stock and cash. At the beginning of a three-year performance period, target payouts of both cash and restricted stock are determined for each participant. At the end of the performance period, these payouts will be made (in cash and in restricted stock) based upon performance against the three-year target earnings per share (for corporate officers) or profit before taxes (for restaurant concept officers) amounts established by the Compensation Committee of the Board of Directors. The restricted stock vests one-third each year commencing one year after the date of award. The Executive Long-Term Incentive Plan is being phased in over a three-year period beginning in the 2000 fiscal year. Full target payouts will become effective after the completion of the 2002 fiscal year when the performance results for the full 2000, 2001, and 2002 three-year cycle are known.

Pay/Performance Nexus

     The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance. See "Five-Year Total
Shareholder Return Comparison" below.

CEO Compensation

      The Compensation Committee made decisions regarding Mr. McDougall's compensation package according to the guidelines discussed in the preceding sections. Mr. McDougall was awarded a salary increase in the amount of 2.04%, effective June 29, 2000, to recognize his vast experience in the restaurant industry, the Company's performance under his leadership and his significant contributions to the Company's continued success. Mr. McDougall was granted 120,000 stock options and 39,700 shares of restricted stock under the Company's Stock Option and Incentive Plan. Approximately 58% of Mr. McDougall's cash compensation for fiscal 2000 was incentive pay pursuant to the Company's Profit Sharing Plan. Like all Company executives, Mr. McDougall's compensation is significantly affected by the Company's performance. In the 2000 fiscal year, Mr. McDougall's total cash compensation increased 16% from its level in the 1999 fiscal year.

Federal Income Tax Considerations

     The  Compensation  Committee has considered  the  impact  of
Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.

     The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Company's financial performance supports the compensation practices employed during the past year.

                       Respectfully submitted,
                       COMPENSATION COMMITTEE


                       DAN W. COOK, III
                       MARVIN J. GIROUARD
                       J.M. HAGGAR, JR.
                       JAMES E. OESTERREICHER





         FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

      The following is a line graph presentation comparing cumulative, five-year total shareholder return on an investment in the Common Stock of the Company against the returns of the S&P 500 Index and the S&P Restaurant Industry Index. A list of the returns follows the graph.





      The graph assumes a $100 initial investment and the reinvestment of dividends. The Common Stock prices shown are neither indicative nor determinative of future performance.

                            1995       1996      1997       1998    1999    2000

Brinker International      100.00      89.21     80.58     113.67  158.27  170.15
S&P 500                    100.00     126.00    169.73     220.92  271.19  290.85
S&P Restaurants            100.00     117.67    123.06     166.71  209.00  160.78



    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports and the Company is required to disclose in this proxy statement, any failure to file by these dates. The Company believes that all filing requirements were satisfied. In making these disclosures and filing the reports, the Company has relied solely on written representations from certain reporting persons.


  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Dan W. Cook, III, Marvin J. Girouard, J.M. Haggar,
Jr., and James E. Oesterriecher, none of whom serve or previously served as employees or officers of the Company.

     The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except for the transactions described below, there were no transactions required to be reported in the last fiscal year.

     On June 28, 1995, Mr. Norman Brinker contractually agreed to remain as Chairman of the Board (subject to annual reelection by the shareholders) through the 2001 fiscal year. Under this agreement, Mr. Brinker's compensation will not materially differ from his compensation on June 28, 1995. However, Mr. Brinker's total base compensation and profit sharing distributions in the 1998 through 2001 fiscal years will not exceed $1,000,000 per year. Upon Mr. Brinker's death, retirement or termination for cause, no further payment shall be made pursuant to this agreement.

     Upon the expiration of the agreement described above, Mr. Brinker will remain a consultant to the Company through the 2021 fiscal year. Mr. Brinker will be compensated commensurate with his continuing contributions to the Company; however, during this time, he will no longer participate in any of the Company's profit sharing or bonus plans. Upon Mr. Brinker's death, retirement or termination for cause, no further payment shall be made pursuant to the consulting agreement.

     The Company also entered into an agreement with Mr. Brinker whereby Mr. Brinker conveyed to the Company his likeness, biography, photo, voice and name to be used by the Company in all media, promotions, advertising, training, and other materials as the Company deems appropriate. He will receive as compensation $400,000 per year until the earlier of July 1, 2021 or his death.

     Companies controlled by Roger T. Staubach, a director of the Company, provided real estate brokerage services during the 2000 fiscal year in connection with the lease of land by the Company for use as a new restaurant and the sublease by the Company of a closed restaurant to an unrelated third party. These companies were paid $45,000 by the Company's landlord for the services provided on the new restaurant lease and $55,000 by the Company for the services provided on the sublease of the closed restaurant.

                    SHAREHOLDERS' PROPOSALS

    Any proposals that shareholders of the Company desire to have presented at the 2001 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 25, 2001.

                      INDEPENDENT AUDITORS

     Representatives of KPMG LLP, independent certified public accountants and auditors of the Company's financial statements, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                         MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 28, 2000, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                              By Order of the Board of Directors,


                               ROGER F. THOMSON
                               Secretary


Dallas, Texas
September 22, 2000